Exhibit 23.1

Consent of Independent Auditors

The Board of Directors of
The Macerich Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-198260, 333‑121630 and 333‑107063) on Form S‑3 and (Nos. 333-00584, 333‑42309, 333‑42303, 333-69995, 333‑108193, 333-120585, 333‑161371, 333-186915 and 333-186916) on Form S‑8 of The Macerich Company of our report dated January 26, 2015, with respect to the Combined Statement of Revenues and Certain Expenses of the PPRLP/Queens Portfolio for each of the years in the three-year period ended December 31, 2013, which report appears in this Form 8-K/A of The Macerich Company dated January 26, 2015.

/s/ KPMG LLP

Los Angeles, California
January 26, 2015